Exhibit 99.1

For Immediate Release	Contact: Kevin Stout
Landstar System, Inc.
www.landstar.com
October 24, 2018	904-398-9400

LANDSTAR SYSTEM REPORTS RECORD QUARTERLY

REVENUE OF $1.202 BILLION AND RECORD QUARTERLY DILUTED

EARNINGS PER SHARE OF $1.63

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported record quarterly revenue of $1.202 billion in the 2018 third quarter, a 27 percent increase over revenue of $943 million reported in the 2017 third quarter. Net income of $67.0 million and diluted earnings per share of $1.63 were also quarterly records and increased 58 percent and 61 percent, respectively, over net income and diluted earnings per share in the 2017 third quarter. Gross profit (defined as revenue less the cost of purchased transportation and commissions to agents) in the 2018 third quarter was $171.3 million, 22 percent above the 2017 third quarter, while 2018 third quarter operating income was $87.1 million, 44 percent above the 2017 third quarter. Operating income in the 2018 third quarter was an all-time quarterly record, while gross profit was a third quarter record, second all-time only to the Company’s 2018 second quarter.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2018 third quarter was $1.118 billion, or 93 percent of revenue, compared to $877.6 million, or 93 percent of revenue, in the 2017 third quarter. Truckload transportation revenue hauled via van equipment in the 2018 third quarter was $717.0 million compared to $550.5 million in the 2017 third quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2018 third quarter was $375.7 million compared to $304.5 million in the 2017 third quarter. Revenue hauled by rail, air and ocean cargo carriers was $65.7 million, or 5 percent of revenue, in the 2018 third quarter compared to $53.7 million, or 6 percent of revenue, in the 2017 third quarter.

LANDSTAR SYSTEM/2

Landstar did not purchase any shares of its common stock during the 2018 third quarter. Currently, the Company is authorized to purchase up to an additional 2,000,000 shares of the Company’s common stock under Landstar’s previously announced share purchase programs. As of September 29, 2018, the Company had $254 million in cash and short term investments and $216 million available for borrowings under the Company’s senior credit facility.

In addition, Landstar announced today that its Board of Directors has declared a quarterly dividend of $0.165 per share payable on December 7, 2018, to stockholders of record as of the close of business on November 13, 2018. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

“I am extremely pleased with Landstar’s financial performance during the 2018 third quarter,” said Landstar’s President and Chief Executive Officer Jim Gattoni. “The 2018 third quarter established all-time Landstar quarterly records for revenue, operating income and diluted earnings per share while gross profit was a third quarter record. The Company also set new all-time Landstar records for trucks provided by BCOs with 10,443 as of the end of the quarter and net truck additions in a single quarter with the net addition of 288 trucks in the third quarter.”

Gattoni continued, “Demand for our services continued to be strong in the 2018 third quarter. The number of loads hauled via truck in the 2018 third quarter was a third quarter record and increased 7 percent over the 2017 third quarter, driven by a 7 percent increase in the number of loads hauled via van equipment, a 5 percent increase in the number of loads hauled via unsided/platform equipment and a 5 percent increase in less-than-truckload volume. Excluding the approximately 16,000 truckloads hauled by Landstar in September 2017 related to the storms that impacted the southeastern U.S. and Texas, truckload volumes increased 10 percent over the 2017 third quarter. The number of loads hauled via railroads, ocean cargo carriers and air cargo carriers was 25 percent higher in the 2018 third quarter compared to the 2017 third quarter, primarily due to a 21 percent increase in rail intermodal volume and a 46 percent increase in ocean volume.”

LANDSTAR SYSTEM/3

Gattoni further commented, “As expected, the pricing environment for our truckload services continued to be very strong in the 2018 third quarter, as industry-wide truck capacity continued to be tight. Revenue per load on loads hauled via van equipment increased 21 percent over the 2017 third quarter and revenue per load on loads hauled via unsided/platform equipment increased 17 percent over the 2017 third quarter. As a result, revenue per load on loads hauled via truck was 19 percent higher than the 2017 third quarter.”

Gattoni continued, “Revenue per load and the number of loads hauled via truck in the first few weeks of October continue to significantly exceed the rates and volume of the same period of 2017, however, at a more modest pace than experienced during the first three quarters of 2018. Accordingly, we expect truck revenue per load in the 2018 fourth quarter to exceed prior year fourth quarter in an upper single digit percentage range. The anticipated deceleration in the growth in truck revenue per load is the result of: 1) a more difficult quarter over prior year quarter comparison, as truck revenue per load in the 2017 fourth quarter experienced atypical significant increases on a sequential monthly basis during the quarter and 2) truck revenue per load in the first few weeks of October 2018 is trending slightly below normal seasonal patterns. The number of loads hauled via truck in the first few weeks of October is trending above the same period of 2017 in a high single digit percentage range. We expect that trend to continue and therefore expect the number of loads hauled via truck in the 2018 fourth quarter to exceed the 2017 fourth quarter in an eight to ten percent range. Assuming recent trends continue, I anticipate record revenue for the 2018 fourth quarter in a range of $1.180 billion to $1.230 billion, which would represent growth of 12 percent to 17 percent above our record 2017 fourth quarter. Assuming that range of estimated revenue and insurance and claims expense at 3.5 percent of projected BCO revenue, representing average insurance and claims costs as a percent of BCO revenue over the past five years, I would anticipate record diluted earnings per share in the 2018 fourth quarter in a range of $1.56 to $1.62. As a reminder, the 2017 fourth quarter diluted earnings per share of $1.54 included the effect of one-time tax benefits of $19.5 million, or $0.46 per diluted share, related to the Company’s reasonable estimate of the change in future tax rates on net deferred tax liabilities as a result of the enactment of the Tax Cuts and Jobs Act in December 2017.”

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Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Third Quarter 2018 Earnings Release Conference Call.”

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; U.S. foreign trade relationships; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber and other information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; regulations focused on diesel emissions and other air quality matters; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2017 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

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About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. Landstar transportation services companies are certified to ISO 9001:2015 quality management system standards and RC14001:2015 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

LANDSTAR SYSTEM/6

Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Revenue	$3,432,793	$2,594,772	$1,202,081	$943,430
Investment income	2,754	1,733	1,002	711
Costs and expenses:
Purchased transportation	2,658,710	1,989,938	931,473	726,827
Commissions to agents	275,828	210,678	99,304	76,598
Other operating costs, net of gains on asset sales/dispositions	24,176	22,497	8,966	8,097
Insurance and claims	57,718	46,333	18,819	17,927
Selling, general and administrative	140,948	123,179	46,699	43,995
Depreciation and amortization	32,520	29,961	10,754	10,130

Total costs and expenses	3,189,900	2,422,586	1,116,015	883,574

Operating income	245,647	173,919	87,068	60,567
Interest and debt expense	2,455	2,559	816	657

Income before income taxes	243,192	171,360	86,252	59,910
Income taxes	56,279	59,047	19,304	17,490

Net income	186,913	112,313	66,948	42,420
Less: Net loss attributable to noncontrolling interest	(112)	(23)	(37)	(23)

Net income attributable to Landstar System, Inc. and subsidiary	$187,025	$112,336	$66,985	$42,443

Earnings per common share attributable to Landstar System, Inc. and subsidiary	$4.50	$2.68	$1.63	$1.01

Diluted earnings per share attributable to Landstar System, Inc. and subsidiary	$4.50	$2.67	$1.63	$1.01

Average number of shares outstanding:
Earnings per common share	41,530,000	41,924,000	41,101,000	41,957,000

Diluted earnings per share	41,576,000	42,013,000	41,137,000	42,028,000

Dividends per common share	$0.465	$0.280	$0.165	$0.100

LANDSTAR SYSTEM/7

Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	September 29, 2018	December 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$213,974	$242,416
Short-term investments	40,203	48,928
Trade accounts receivable, less allowance of $6,173 and $6,131	702,183	631,164
Other receivables, including advances to independent contractors, less allowance of $6,188 and $6,012	18,586	24,301
Other current assets	24,191	14,394

Total current assets	999,137	961,203

Operating property, less accumulated depreciation and amortization of $241,321 and $218,700	268,011	276,011
Goodwill	38,560	39,065
Other assets	85,004	76,181

Total assets	$1,390,712	$1,352,460

LIABILITIES AND EQUITY
Current liabilities:
Cash overdraft	$39,759	$42,242
Accounts payable	313,728	285,132
Current maturities of long-term debt	40,960	42,051
Insurance claims	43,268	38,919
Dividends payable	—	62,985
Accrued compensation	23,908	30,103
Other current liabilities	53,553	47,211

Total current liabilities	515,176	548,643

Long-term debt, excluding current maturities	72,887	83,062
Insurance claims	30,775	30,141
Deferred income taxes and other non-current liabilities	45,664	36,737
Equity
Landstar System, Inc. and subsidiary shareholders’ equity
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 67,869,378 and 67,740,380 shares	679	677
Additional paid-in capital	221,563	209,599
Retained earnings	1,779,680	1,611,158
Cost of 26,755,001 and 25,749,493 shares of common stock in treasury	(1,273,512)	(1,167,600)
Accumulated other comprehensive loss	(4,569)	(3,162)

Total Landstar System, Inc. and subsidiary shareholders’ equity	723,841	650,672

Noncontrolling interest	2,369	3,205

Total equity	726,210	653,877

Total liabilities and equity	$1,390,712	$1,352,460

LANDSTAR SYSTEM/8

Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Revenue generated through (in thousands):
Truck transportation
Truckload:
Van equipment	$2,086,523	$1,529,402	$717,047	$550,484
Unsided/platform equipment	1,039,784	825,194	375,739	304,536
Less-than-truckload	76,448	65,397	25,500	22,598

Total truck transportation	3,202,755	2,419,993	1,118,286	877,618
Rail intermodal	96,026	68,570	34,439	24,213
Ocean and air cargo carriers	82,719	70,708	31,213	29,523
Other (1)	51,293	35,501	18,143	12,076

	$3,432,793	$2,594,772	$1,202,081	$943,430

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$1,519,344	$1,211,564	$520,391	$435,479
Number of loads:
Truck transportation
Truckload:
Van equipment	1,045,322	942,894	353,456	329,329
Unsided/platform equipment	388,759	362,936	133,425	126,509
Less-than-truckload	106,639	98,740	35,969	34,232

Total truck transportation	1,540,720	1,404,570	522,850	490,070
Rail intermodal	40,260	32,040	13,420	11,080
Ocean and air cargo carriers	21,250	18,150	8,220	6,210

	1,602,230	1,454,760	544,490	507,360

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	717,470	686,830	236,580	232,970
Revenue per load:
Truck transportation
Truckload:
Van equipment	$1,996	$1,622	$2,029	$1,672
Unsided/platform equipment	2,675	2,274	2,816	2,407
Less-than-truckload	717	662	709	660
Total truck transportation	2,079	1,723	2,139	1,791
Rail intermodal	2,385	2,140	2,566	2,185
Ocean and air cargo carriers	3,893	3,896	3,797	4,754
Revenue per load on loads hauled via BCO Independent Contractors (2)	$2,118	$1,764	$2,200	$1,869
Revenue by capacity type (as a % of total revenue);
Truck capacity providers:
BCO Independent Contractors (2)	44%	47%	43%	46%
Truck Brokerage Carriers	49%	47%	50%	47%
Rail intermodal	3%	3%	3%	3%
Ocean and air cargo carriers	2%	3%	3%	3%
Other	1%	1%	2%	1%

			September 29, 2018	September 30, 2017
Truck Capacity Providers
BCO Independent Contractors (2)			9,751	8,939

Truck Brokerage Carriers:
Approved and active (3)			40,151	32,925
Other approved			16,803	15,138

			56,954	48,063

Total available truck capacity providers			66,705	57,002

Trucks provided by BCO Independent Contractors (2)			10,443	9,548

(1)	Includes primarily reinsurance premium revenue generated by the insurance segment and intra-Mexico transportation services revenue generated by Landstar Metro.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who moved at least one load in the 180 days immediately preceding the fiscal quarter end.